Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Gary Ocepek
President
(815) 433 2525

OTTAWA SAVINGS BANCORP, INC. ANNOUNCES THE

CONCLUSION OF THE SUBSCRIPTION PORTION OF ITS

MINORITY STOCK OFFERING AND EXTENSION OF THE

COMMUNITY OFFERING

June 17, 2005 — Gary Ocepek, President and Chief Executive Officer of Ottawa Savings Bancorp, Inc. (the “Company”), the proposed stock holding company for Ottawa Savings Bank, today announced that the subscription offering portion of the Company’s initial public stock offering has concluded. The subscription offering was only open to eligible depositors of Ottawa Savings Bank. Mr. Ocepek also announced that the Company has extended the community offering portion of the stock offering for a period not to exceed 45 days, or July 31, 2005. The Company reserves the right to close the community offering at any time prior to that date in its discretion.

The stock offering is being conducted pursuant to the Bank’s Amended and Restated Plan of Reorganization and Minority Stock Issuance (the “Plan”) and the other terms and conditions outlined in the Company’s prospectus dated May 16, 2005. Completion of the mutual holding company reorganization and related minority stock offering remain subject to approval of the Plan by the Bank’s depositors at a special meeting of depositors to be held on June 28, 2005, confirmation of the Company’s existing independent appraisal and receipt of final regulatory approvals.

Ottawa Savings Bank, founded in 1871, is headquartered at 925 LaSalle Street in Ottawa, Illinois. At March 31, 2005, the bank had $173.3 million in assets and $160.8 million in deposits.

This news release contains certain forward-looking statements about the proposed stock issuance by Ottawa Savings Bancorp, Inc. These include statements regarding the proposed offering amount and timing.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in the offering, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Ottawa Savings Bank and changes in the securities markets.

This is neither an offer to sell nor a solicitation of an offer to buy the common stock. The offering is made only by the prospectus of Ottawa Savings Bancorp, Inc.

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